                                                                    Exhibit 99.1



COLUMBUS, Ohio (February 25, 2004) Bancinsurance Corporation (NASDAQ: BCIS), a specialty insurance holding company, today reported results for the three months ended December 31, 2003. Net income increased to $984,511, or $0.19 per diluted share, for the fourth quarter 2003 from $307,366, or $0.05 per diluted share, for the same period last year.

Net income for the twelve months ended December 31, 2003 was $3,909,817, a record $0.77 per diluted share, compared to $889,613, or $0.16 per diluted share, the prior year. The Company adopted SFAS 142 "Goodwill and Other Intangible Assets" in the first quarter 2002, which resulted in a non-cash after-tax impairment charge of $1,481,858, or $0.25 per diluted share.

Results for the fourth quarter and full-year 2003 were significantly influenced by a reinsurance transaction completed during the fourth quarter 2003 as well as favorable comparisons in net realized gain on investments for both periods compared to the prior year.

Reinsurance Transaction

Ohio Indemnity Company ("Ohio Indemnity"), a wholly owned subsidiary, entered into a reinsurance transaction in the fourth quarter 2003 that ceded 100% of the business for one of its lender/dealer customers. This resulted in $7,882,981 of ceded net premiums earned, $2,946,616 of ceded losses and loss adjustment expenses, and $4,936,365 of ceded experience rating adjustments for the three months and twelve months ended December 31, 2003. The Company recognized a ceding commission of $906,543 for this reinsurance transaction which will be earned over the life of the reinsurance agreement.

Excluding this reinsurance transaction, net premiums earned increased $3,025,798 and $14,369,800, respectively, for the three months and twelve months ended December 31, 2003, while losses and loss adjustment expenses and experience rating adjustments together increased $1,749,506 and $11,657,071, respectively, for the same periods compared to the prior year.

John Sokol, President, stated "We are focused on opportunities in specialty insurance to extend our product offerings with appropriate levels of risk that will enhance the Company's operating performance. During 2003 we particularly benefited from growth in our lender/dealer product offerings as well as several reinsurance agreements. This helped to mitigate margin pressure we experienced throughout 2003 due to persistent weakness in the national economy. Our strategy emphasizes long-term growth through increased market penetration, product line extensions, and an ongoing commitment to achieve sustainable levels of profitability."

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Fourth Quarter Results

Net premiums earned for the three months ended December 31, 2003 benefited from strong growth in creditor placed insurance ("CPI") and guaranteed auto protection insurance ("GAP") and was also significantly influenced by the reinsurance transaction. Reflecting the reinsurance transaction, fourth quarter 2003 net premiums earned declined 47.6% to $5,341,573 from $10,198,756 the prior year. The most significant factor in this comparison to fourth quarter 2002 was a $7,011,513 decline in ceded net premiums earned for ULTIMATE LOSS INSURANCE(R) ("ULI") due to $7,882,981 of ceded net premiums earned in the fourth quarter 2003 associated with the reinsurance transaction. Excluding the reinsurance transaction, fourth quarter 2003 ULI net premiums earned increased $871,468 or 10.6% principally due to rate and volume increases with existing customers. The higher volume of automobile lending by some of the company's large financial institution customers was due primarily to aggressive financing offers.

Net premiums earned for CPI rose significantly to $1,543,707 for the three months ended December 31, 2003 from $163,729 a year ago. CPI was introduced in the fourth quarter 2002 and particularly benefited from new policies added during 2003. Net premiums earned for GAP increased to $1,002,841 for the fourth quarter 2003 compared with $336,105 the prior year. This increase is due to purchases of GAP coverage by two large financial institution customers in 2003 and increased volume with existing customers. Fourth quarter 2003 net premiums earned for unemployment insurance protection and bail bond products ("UIP") were 7.4% higher at $1,568,061 primarily due to rate increases with existing customers.

Other revenue improved $797,598 to $1,462,286 for the three months ended December 31, 2003 compared to the same period a year ago. The most significant factors contributing to this increase included a favorable comparison of $805,101 concerning net realized gain on investments, an increase in net investment income of $152,695 due to growth in invested assets, and an $85,113 increase in codification and subscription fees attributable to government customers added since fourth quarter 2002. The growth in other revenue was partially offset by a $241,398 decline in management fees for the fourth quarter 2003 compared with the prior year. Increased unemployment insurance protection obligations related to the higher level of unemployment in the fourth quarter 2003 was the primary factor for lower fees compared to fourth quarter 2002.

Losses and loss adjustment expenses declined $2,239,759 or 30.3% to $5,151,532 for the fourth quarter 2003 from $7,391,291 the prior year. This was primarily attributable to a $2,888,288 reduction in ULI losses and loss adjustment expenses due to the reinsurance transaction. This decrease was partially offset by a $140,014 increase in UIP losses and loss adjustment expenses versus fourth quarter 2002 due to additional reserve strengthening combined with higher benefit payments resulting from rising unemployment protection obligations.

Operating expenses, which excludes losses and loss adjustment expenses and interest expense, declined $3,074,590 to a benefit of $88,278 for the fourth quarter 2003. The most significant factors in the quarter-over-quarter comparison were experience rating adjustments and commission expense. As a result of the reinsurance transaction, there was a $4,936,365 positive adjustment to experience rating adjustments which resulted in a $3,893,716 favorable comparison to the fourth quarter 2002. Excluding the reinsurance transaction, experience rating adjustments increased $1,042,649 for the fourth quarter 2003 compared to the prior year due to loss development in ULI. Claims continued to be impacted by persistent weakness in the national economy as evidenced by higher loan defaults, bankruptcies and vehicle repossessions among the Company's ULI customers during the fourth quarter 2003. The experience rating adjustment is primarily influenced by ULI policy experience to date and premium growth. Commission expense for the fourth quarter 2003 increased 32.9% to $2,471,260, primarily due to growth in gross premiums earned.

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Interest expense increased $144,782 to $204,938 for the fourth quarter 2003 as a result of two trust preferred debt offerings issued in December 2002 and September 2003 that raised $8.2 million and $7.2 million, respectively. The proceeds from the trust preferred debt issues provided additional financial flexibility for the Company.

Income before federal income taxes increased to $1,535,667 for the fourth quarter 2003 from $425,685 for the fourth quarter 2002 principally due to a reduction in net realized loss on investments.

Twelve Month Results

Net premiums earned improved 15.9% to $47,369,056 for the twelve months ended December 31, 2003 primarily due to growth in Ohio Indemnity's lender/dealer business. The most significant increases occurred in the CPI and GAP products, which increased to $5,439,426 and $2,733,170, respectively, for the full-year 2003 from $163,729 and $939,014, respectively, the prior year. These increases were partially offset by a 4.3% decline in our ULI net premiums earned to $33,374,604 for 2003 from $34,859,454 in 2002 due to the $7,882,981 of ceded net premiums earned associated with the reinsurance transaction. Excluding the reinsurance transaction, ULI net premiums earned increased $6,398,131 or 18.4% in 2003 versus 2002. UIP net premiums earned rose 18.3% to $5,821,856 for 2003 compared with a year ago.

The most significant changes in other revenue included net realized gain on investments of $822,161 for 2003 versus net realized loss on investments of $1,220,477 the prior year. Net investment income increased 29.4% to $1,599,064 for the year 2003. Codification and subscription fees rose 14.9% to $3,819,221 for 2003 from $3,324,037 in 2002. Management fees declined $635,348 to $114,094 in 2003 due to higher claims associated with the sluggish national economy.

Losses and loss adjustment expenses were $33,083,172 for the year 2003 compared with $28,314,256 last year. The experience rating adjustment credit increased $994,826 for 2003 versus a year ago. Excluding the impact of the reinsurance transaction, losses and loss adjustment expenses and experience rating adjustments increased $7,715,532 and $3,941,539, respectively. The experience rating adjustment is primarily influenced by ULI policy experience to date and premium growth. Commission expense for the 2003 year increased $660,380 as a result of the growth in premiums. Other insurance operating expenses rose to $4,982,456 in 2003 from $3,803,457 a year ago principally due to increased taxes, licenses and fees. Codification and subscription expenses grew 13.1% to $3,269,714 primarily due to increases in salaries, supplies and consulting expenses.

Interest expense increased to $541,248 for the full-year 2003 from $131,323 for 2002 as a result of the two trust preferred debt offerings that totaled $15.4 million. The proceeds from the trust preferred debt issues provided additional financial flexibility for the Company.

Income before federal income taxes and cumulative effect of change in accounting principle increased 66.8% to $5,523,982 for the twelve months ended December 31, 2003 principally due to a favorable comparison in net realized gain on investments of $2,042,638 compared to the prior year.

Combined Ratio

The Company's specialty insurance products are underwritten by Ohio Indemnity, whose results represent the Company's combined ratio. For the twelve months ended December 31, 2003, the combined ratio improved slightly to 92.0% from 92.3% the prior year. The loss ratio declined to 64.2% for the full-year 2003 from 65.1% for 2002, principally due to the decrease in the experience rating adjustments that was partially offset by reserve strengthening and higher loss experience due to weaknesses in the national economy. The expense ratio increased to 27.8% for the full-year 2003 from 27.2% for the full-year 2002, which primarily resulted from an increase in taxes, licenses and fees.

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Investment Portfolio

Total investments increased 39.6% to $73,979,835 at December 31, 2003 compared to $52,987,354 on the same date a year ago. Available for sale fixed maturities grew $13,005,499, short-term investments increased $3,769,375, and common stock investments were $3,366,345 higher than year-end 2002.

Net realized loss on investments was $16,847 for fourth quarter 2003 compared to $821,948 the prior year. This included $67,163 and $825,251 in impairment charges for the fourth quarter 2003 and 2002, respectively. For the full-year 2003, net realized gain on investments was $822,161 compared with a net realized loss on investments of $1,220,477 for 2002. There were $129,729 and $931,531 in impairment charges included in net realized gain (loss) on investments for 2003 and 2002, respectively.

Net investment income increased 53.4% to $438,852 for the fourth quarter 2003 and 29.4% for the twelve months ended December 31, 2003 compared to fourth quarter and full-year 2002, respectively. This improvement was due to a solid increase in invested assets, which was partially offset by lower interest rates and yields on the investment portfolio.

Shareholders' Equity

Shareholders' equity was $33,365,028 at December 31, 2003 compared to $28,901,838 on the same date in 2002. The $3,909,817 increase in retained earnings and $925,071 increase in unrealized gains were partially reduced by a $371,706 increase in treasury shares due to the Company's common share repurchase program. Book value per diluted share increased $1.00 to $6.78 at December 31, 2003 compared to $5.78 on the same date a year ago.

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/dealer insurance products include our ULI, CPI and GAP products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company's unemployment insurance products include excess of loss coverage, under trust arrangements, to non-profit entities that declare reimbursing status for their unemployment insurance obligations, and bonds for unemployment insurance servicing commitments for national administrative firms that perform services for non-profit organizations. The Company also assumes bail bond coverage.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors, including but not limited to, changes in the retail market place, changes in underwriting results affected by economic conditions and other factors described from time to time in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002. All forward-looking statements made in this press release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.


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                            BANCINSURANCE CORPORATION
                                AND SUBSIDIARIES

                        Consolidated Statements of Income



                                                              Three months ended December 31,         Years ended December 31,
                                                                   2003             2002               2003              2002
                                                               ------------      ------------      ------------      ------------
                                                                (Unaudited)      (Unaudited)
Revenues:
   Net premiums earned ...................................     $  5,341,573      $ 10,198,756      $ 47,369,056      $ 40,882,237
   Net investment income .................................          438,852           286,157         1,599,064         1,236,138
   Net realized gain (loss) on investments ...............          (16,847)         (821,948)          822,161        (1,220,477)
   Codification and subscription fees ....................        1,149,424         1,064,311         3,819,221         3,324,037
   Management fees .......................................         (130,648)          110,750           114,094           749,442
   Other income ..........................................           21,505            25,418            81,653           197,278
                                                               ------------      ------------      ------------      ------------
         Total revenues ..................................        6,803,859        10,863,444        53,805,249        45,168,655
                                                               ------------      ------------      ------------      ------------

Expenses:
   Losses and loss adjustment expenses ...................        5,151,532         7,391,291        33,083,172        28,314,256
   Experience rating adjustments .........................       (4,803,111)         (909,395)       (2,702,910)       (1,708,084)
   Commission expense ....................................        2,471,260         1,859,807         7,891,016         7,230,636
   Other insurance operating expenses ....................        1,086,446           892,302         4,982,456         3,803,457
   Codification and subscription expenses ................          739,248           901,912         3,269,714         2,889,981
   General and administrative expenses ...................          417,879           241,686         1,216,571         1,195,085
   Interest expense ......................................          204,938            60,156           541,248           131,323
                                                               ------------      ------------      ------------      ------------
         Total expenses ..................................        5,268,192        10,437,759        48,281,267        41,856,654
                                                               ------------      ------------      ------------      ------------

         Income before federal income taxes and cumulative
            effect of change in accounting principle .....        1,535,667           425,685         5,523,982         3,312,001

Federal income tax expense ...............................          551,156           118,319         1,614,165           940,530
                                                               ------------      ------------      ------------      ------------

         Income before cumulative effect of
            change in accounting principle ...............          984,511           307,366         3,909,817         2,371,471

Cumulative effect of change in accounting principle ......             --                --                --          (1,481,858)
                                                               ------------      ------------      ------------      ------------

         Net income ......................................     $    984,511      $    307,366      $  3,909,817      $    889,613
                                                               ============      ============      ============      ============


Basic net income per share:
   Before cumulative effect of change in accounting
     principle ...........................................     $        .20      $        .05      $        .79      $        .42
   Cumulative effect of change in accounting principle ...             --                --                --                (.26)
                                                               ------------      ------------      ------------      ------------
      Basic net income per share .........................     $        .20      $        .05      $        .79      $        .16
                                                               ============      ============      ============      ============


Diluted net income per share:
   Before cumulative effect of change in accounting
     principle ...........................................     $        .19      $        .05      $        .77      $        .41
   Cumulative effect of change in accounting principle ...             --                --                --                (.25)
                                                               ------------      ------------      ------------      ------------
      Diluted net income per share .......................     $        .19      $        .05      $        .77      $        .16
                                                               ============      ============      ============      ============



                                                                      December, 31, 2003      December 31, 2002
                                                                      ------------------      -----------------

Shareholders' equity......................................               $  33,365,028          $  28,901,838
Total assets..............................................               $ 115,869,736          $  72,703,204




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